Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of December 16, 2016 (the “Effective Date”) between Game Your Game, Inc., a Delaware corporation (the “Company”), located at 653 Bryant Street, San Francisco, CA 94107 and Dominic Poole (the “Consultant”).

RECITAL

Consultant desires to perform, and Company desires to have Consultant perform, consulting services as an independent contractor to Company.

NOW, THEREFORE, the parties agree as follows:

1. Services.

(a) Performance. Consultant shall perform the consulting services (the “Services”) described in detail on Exhibit A to this Agreement (the “Project Description”) in a workmanlike and professional manner, and with a level of skill commensurate with the requirements of this Agreement. The parties may desire that Consultant provide additional services and, in such case, the parties shall enter supplemental Project Descriptions which upon execution shall be made part of this Agreement and incorporated herein by reference.

(b) Payment. As compensation for the performance of the Services, Company will pay Consultant the amount stated in the Project Description, up to the maximum fee stated. In addition, Company shall pay to Consultant a 4% Commission on all Net Sales of Product sold to the Accounts during the Term of this Agreement. Net Sales, Product and Account are set out and defined in Exhibit A to this Agreement. Any expenses incurred by Consultant in performing the Services will be the sole responsibility of Consultant unless otherwise agreed by Company. Unless otherwise stated in the Project Description, Consultant will invoice Company monthly and Company will pay each such invoice no later than thirty (30) days after its receipt.

2. Relationship of Parties.

(a) Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Consultant will determine, in Consultant’s sole discretion, the manner, method and means by which the Services are accomplished, subject to the requirement that Consultant shall always comply with applicable law. While Company has no right or authority to control the manner, or means by which the Services are accomplished, it may, in its discretion, exercise broad general power of supervision over the results of the work performed by Consultant.

(b) Employment Taxes and Benefits. As Consultant is not an employee of the Company, Company shall not take any action or provide Consultant with any benefits or commitments. Consultant will not be entitled to receive any vacation or illness payments, or to participate in any benefit plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees. Consultant shall bear sole responsibility for payment of compensation to its personnel. Consultant shall pay and report, for all personnel assigned to Company’s work, federal and state income tax withholding, Social Security taxes, disability insurance contributions and unemployment insurance applicable to such personnel as employees of Consultant. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such personnel may be entitled.

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(c) Consultant’s Agreements with Personnel. Consultant shall obtain and maintain in effect written agreements with each of its personnel, if any, who participate in any of Company’s work hereunder. Such agreements shall contain terms sufficient for Consultant to comply with all provisions of this Agreement.

(d) Insurance Coverages. Consultant shall procure and maintain adequate insurance to protect Company from the following: (a) claims under worker’s compensation; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Consultant; and (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which arise out of any negligent act or omission of Consultant.

3. Property of Company.

(a) Definition. For the purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, illustrations, art, notes, documents, information and materials made, conceived or developed by Consultant alone or with others which result from or relate to the Services.

(b) Assignment of Ownership. Consultant hereby irrevocably transfers and assigns all of its right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Company. Designs and Materials will be the sole property of Company. Consultant agrees: (a) to disclose promptly in writing to Company all Designs and Materials; (b) to cooperate with and assist Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in Company’s name as Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

(c) License. If any part of the Services or Designs and Materials is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, or Designs and Materials, or other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

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(d) Moral Rights Waiver. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Consultant hereby irrevocably transfers and assigns to Company all Moral Rights that Consultant may have in any Services or the Designs and Materials.

4. Confidential Information. Consultant acknowledges that Consultant will acquire information and materials from Company, and knowledge about the business and products of Company, and its customers and vendors, including without limitation, the identity of and information relating to customers, employees, vendors, financial condition, technical information, prices, business plans, and strategies and prospects, and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of Company (collectively “Confidential Information”). Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restriction on use or disclosure. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.

5. Indemnification by Consultant. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from, and, at the Company’s option, Consultant will defend Company against:

(a) any action by a third party against Company that is based on any claim that any of the Services or Designs and Materials performed or delivered under this Agreement, or their results, infringe a patent, copyright or other proprietary right or violate a trade secret; and

(b) any action by a third party that is based on any negligent act or omission or willful conduct of Consultant and which results in: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, or regulation.

(c) any and all claims, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, state and federal income tax, workers’ compensation insurance or similar items in connection with the Services and compensation received by Consultant pursuant to this Agreement.

6. Term and Termination.

(a) Term. The term of this Agreement shall commence on the date hereof and continue through the completion of the services set forth in Exhibit A, and thereafter for so long as Company seeks or obtains services from Consultant.

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(b) Termination. Either party may terminate this Agreement upon thirty (30) days written notice; provided, however, that either party may terminate this Agreement upon five (5) days written notice upon breach by the other party.

(c) No Election of Remedies. The election by Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

7. Effect of Termination. Upon the expiration or termination of this Agreement for any reason: each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve Consultant of its obligations under Sections 2(b), 3, 4, 5, 7, 8, 9 and 10; and Consultant will promptly return to Company all Confidential Information.

8. Limitation of Liability. IN NO EVENT, SHALL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF COMPANY TO CONSULTANT IS LIMITED TO THE AMOUNTS PAID BY COMPANY TO CONSULTANT AS SET FORTH IN THE PROJECT DESCRIPTION.

9. Representations and Warranties of Consultant.

(a) Third Party Infringement. Consultant warrants that: (i) Consultant’s performance of the Services and the Design and Materials transferred hereunder do not violate any applicable law, rule, or regulation, any contracts with third parties, or any third-party rights in any patent, trademark, copyright, trade secret, or similar right; and (ii) Consultant has sufficient right, title, and interest in and to any software and other intellectual property, exclusive of rights respecting programs, data, and materials identified as furnished to Customer by third-party vendors, to grant and convey the rights accorded to Company under this Agreement.

(b) Pre-existing Obligations. Consultant represents and warrants that Consultant is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

(c) Solicitation of Employment. Because of the trade secret subject matter of Company’s business, Consultant agrees that it will not solicit the services of any of the employees, consultants, suppliers or customers of Company during the term of this Agreement and for six (6) months thereafter either for Consultant’s benefit or for any other firm or entity.

10. General.

(a) Assignment. Consultant may not assign Consultant’s rights or delegate Consultant’s duties under this Agreement either in whole or in part without the prior written consent of Company.

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(b) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

(c) Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.

(d) Entire Agreement: Modification; Waiver. This Agreement, including each Project Description which is hereby incorporated by reference, constitutes the entire agreement between the parties pertaining to the matters set forth herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS, WHEREOF, the parties have signed this Agreement as of the Effective Date.

Company: Game Your Game, Inc.		Consultant:

By:		By:	/s/ Dominic Poole
Name:	John McGuire	Name:	Dominic Poole

Title:	CEO	Company:

Federal Tax I.D. Number (or SSN):

Address:

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EXHIBIT A

Project Description

SERVICES TO BE PROVIDED: Proactive CFO of Group involving:

●	Day to day management of Finance Function,

●	Annual Budgeting,

●	Preparation of Monthly and Annual Management Accounts and reporting against Budget,

●	Support to CEO in fundraising activities

●	management of Operations and

●	ad hoc projects as assigned by CEO.

COMPENSATION: $8,500 per calendar month.

Following the commencement date of your employment and subject to compliance with applicable U.S. federal and state securities laws, we will recommend to the Board of Directors that you be granted an option to purchase 9,350 shares of Company common stock in accordance with Company’s 2017 Equity Incentive Plan (the “Plan”) and related option documents, and priced at the Fair Market Value on the date of grant. You will be required to sign the Game Your Game, Inc. Notice of Grant of Stock Option (the “Agreement”) and your option will be subject to the terms and conditions of the Plan and the Agreement. Your option will vest if you remain an employee over a four-year period such that 25% of the stock subject to the grant shall vest on the one-year anniversary date of your effective date of hire and the remaining stock subject to the grant shall vest monthly thereafter.

Expenses

Company shall reimburse Consultant for such expenses incurred by Consultant while engaged in the performance of services under this Agreement, if any individual expense of over $200 shall require the advance approval of Company.

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